EXHIBIT 23.1
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                             CONSENT OF KPMG LLP
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The Board of Trustees and Shareholders
AMLI Residential Properties Trust:


We consent to incorporation by reference in the registration statement on Form S-3 of AMLI Residential Properties Trust of our report dated February 23, 1999, relating to the consolidated balance sheets of AMLI Residential Properties Trust as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which report appears in the December 31, 1998 annual report on Form 10-K of AMLI Residential Properties Trust and to the reference to our firm under the heading "Experts" in the prospectus.




                                    /s/ KPMG LLP



Chicago, Illinois
July 26, 1999